Grant Park Fund Weekly Commentary

For the Week Ended July 1, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Aug 2006 - Jul 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-1.3%	0.1%	-7.7%	4.1%	-2.0%	4.0%	5.4%	4.0%	12.4%	-16.4%	0.4	0.5
B**	-1.3%	0.1%	-8.0%	3.5%	-2.6%	3.3%	N/A	3.3%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-1.3%	0.2%	-6.6%	5.8%	N/A	N/A	N/A	-1.9%	11.4%	-10.9%	-0.1	-0.2
Legacy 2***	-1.3%	0.2%	-6.8%	5.4%	N/A	N/A	N/A	-2.2%	11.4%	-11.1%	-0.1	-0.3
Global 1***	-1.2%	0.3%	-7.3%	2.0%	N/A	N/A	N/A	-3.9%	10.7%	-13.3%	-0.3	-0.5
Global 2***	-1.2%	0.3%	-7.5%	1.8%	N/A	N/A	N/A	-4.2%	10.7%	-13.5%	-0.3	-0.5
Global 3***	-1.3%	0.2%	-8.3%	0.1%	N/A	N/A	N/A	-5.9%	10.7%	-14.6%	-0.5	-0.7

S&P 500 Total Return Index****	5.7%	1.5%	7.6%	23.9%	4.1%	3.1%	3.0%	3.1%	17.9%	-50.9%	0.3	0.2
Barclays Capital U.S. Long Gov Index****	-3.3%	-0.3%	2.0%	-1.3%	5.9%	6.8%	6.5%	6.8%	11.2%	-12.3%	0.6	1.0

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	25%					25%
Energy	6%	Short	Natural Gas	2.2%	Short	6%	Short	Natural Gas	2.5%	Short
			Crude Oil	1.7%	Short			Crude Oil	1.7%	Short
Grains/Foods	9%	Long	Sugar	2.6%	Long	9%	Long	Sugar	2.6%	Long
			Wheat	2.3%	Short			Wheat	2.1%	Short
Metals	10%	Long	Aluminum	3.0%	Short	10%	Long	Aluminum	3.0%	Short
			Copper	2.6%	Long			Copper	2.6%	Long
FINANCIALS	75%					75%
Currencies	42%	Short $	Euro	4.9%	Long	41%	Short $	Euro	5.0%	Long
			Australian Dollar	4.1%	Long			Australian Dollar	4.6%	Long
Equities	14%	Long	S&P 500	3.8%	Long	16%	Long	S&P 500	4.6%	Long
			Dax Index	2.8%	Long			Dax Index	3.0%	Long
Fixed Income	19%	Long	U.S. 10-Year Treasury Notes	2.4%	Long	18%	Long	U.S. 10-Year Treasury Notes	2.7%	Long
			Bunds	2.1%	Long			Bunds	2.0%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets rallied as hopes for a new Greek bailout plan supported demand forecasts. Natural gas markets also moved higher, propelled by forecasts for unusually warm weather in the U.S., an indicator for bullish energy demand.

Grains/Foods

Corn and wheat futures declined in excess of 4% and 8% respectively because new U.S. Department of Agriculture supply forecasts were significantly higher than previous estimates. Prices in the livestock markets also fell as depressed grains prices reduced feed costs for meat producers. In the softs markets, coffee prices rallied as worries that possible frost would impact Brazilian coffee production fostered supply concerns.

Metals

Precious metals markets declined due to subsiding risk aversion driven by the passage of a new austerity plan by the Greek Parliament. Base metals benefitted from the new Greek plans, as easing investor worries supported demand forecasts. A sharp decline in the U.S. dollar also helped push base metals higher.

Currencies

The euro posted solid gains against counterparts as speculators viewed the new Greek Austerity plan as a sign that the nation may be able to avoid defaulting on its current debt obligations. Safe-haven currencies, including the U.S. dollar and Swiss franc, endured heavy losses as risk appetite amongst global investors grew. The New Zealand dollar rallied against major currencies as reports showed elevated investor confidence and positive housing data.

Equities

Global equity markets posted steady gains as Greek optimism fueled investor sentiment. Increased risk appetite fueled gains in most major equity markets and moved several North American and European equity indices more than 5% for higher for the week. In Asia, Japan's Nikkei 225 index moved higher following manufacturing reports showing an increase in Japanese vehicle production.

Fixed Income

U.S. Treasury markets broke recent uptrends and declined sharply last week. The rally in the fixed-income markets was predominantly driven by investor liquidations resulting from easing concerns over the Eurozone economy. The Bund markets also fell as formerly risk-averse investors shifted their focus towards higher-yielding assets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.